Exhibit 99.1

Release:	4:05 P.M. July 20, 2026

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Declares Increased Quarterly Common Stock Cash Dividend

NEW YORK, July 20, 2026 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank, today announced a quarterly cash dividend of $0.35 per share on the Company’s common stock (the “Dividend”), an increase of $0.10 from the prior quarterly dividend of $0.25 per share. The Dividend is payable on August 11, 2026 to holders of record of the Company’s common stock at the close of business on July 31, 2026.

About Metropolitan Bank Holding Corp.

Metropolitan Commercial Bank (“MCB”) is a New York City–based, full-service commercial bank serving businesses, institutions, and individuals who value expertise, responsiveness, and long-term partnerships. Since 1999, MCB has built enduring client relationships—many spanning generations—by delivering consistent, relationship-driven banking.

The Bank provides a full suite of commercial, business, and personal banking solutions, with deep expertise in sectors including real estate, property management, legal services, healthcare, government, and global investors utilizing EB-5 financial solutions. MCB combines specialized capabilities with a highly personalized approach, offering integrated solutions such as title and escrow services, 1031 exchanges, and merchant acquiring.

MCB has received national recognition for its performance and innovation, including being named one of Newsweek’s Best Regional Banks in 2024 and 2025 and earning industry recognition for its lending performance and specialized commercial banking capabilities.

MCB operates full-service banking centers in Manhattan and Boro Park, Brooklyn, within New York City; Great Neck on Long Island; Lakewood, New Jersey; and in South Florida, including Miami, and West Palm Beach.

Metropolitan Commercial Bank is a New York State–chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. The Bank’s parent company is Metropolitan Bank Holding Corp. (NYSE: MCB).

For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on

Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.